Exhibit 4.2

DESCRIPTION OF SECURITIES
REGISTERED UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT
OF 1934

We are a Cayman Islands exempted company with limited liability and our corporate affairs are governed by our memorandum and articles of association, as amended and restated from time to time, the Companies Act of the Cayman Islands, and the common law of the Cayman Islands. Our registered office in the Cayman Islands is at the offices of Maples Corporate Services Limited at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Under our seventh amended and restated memorandum and articles of association, the objects of our company are unrestricted and we have the full power and authority to carry out any object not prohibited by the Companies Act or any other law of the Cayman Islands.

As of the end of the fiscal year covered by the annual report on Form 10-K (the “10-K”) of GigaCloud Technology Inc (“we,” “us” or “our”) to which this description is attached or incorporated by reference as an exhibit, we registered the Class A ordinary shares, par value $0.05 per share (the “Class A ordinary shares”), as set forth below, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Class A ordinary shares, par value $0.05 per share	GCT	The Nasdaq Stock Market LLC

The transfer agent and share registrar for our Class A ordinary shares is Computershare Trust Company, N.A. The transfer agent’s address is 150 Royall Street, Canton, Massachusetts 02021, and its telephone number is +1 (781) 575-2464.

The following summary of the material terms of our Class A ordinary shares is not intended to be a complete summary of the rights and preferences of our Class A ordinary shares. This summary is subject to and qualified in its entirety by reference to our memorandum and articles of association, as amended and restated from time to time (“our memorandum and articles of association”). We urge you to refer to our memorandum and articles of association in its entirety for a complete description of the rights and preferences of our Class A ordinary shares. A copy of our amended and restated memorandum and articles of association adopted by special resolution passed on July 5, 2022 and effective on August 22, 2022 was filed as Exhibit 3.2 to Amendment No. 1 to our Form F-1 Registration Statement (File No. 333-266058), which was filed with the U.S. Securities and Exchange Commission (the “SEC”) on July 22, 2022 and incorporated by reference as an exhibit to our most recent 10-K.

Authorized Share Capital

As of the ending date of the period covered by this 10-K and as of the date of this 10-K, our authorized share capital is $3,000,000 divided into 60,000,000 ordinary shares of par value $0.05 each, comprising of (i) 50,673,268 Class A ordinary shares of par value $0.05 each and (ii) 9,326,732 Class B ordinary shares of a par value of $0.05 each.

Ordinary Shares

General

All of our issued and outstanding ordinary shares, which consist of Class A ordinary shares and Class B ordinary shares, par value $0.05 per share, are fully paid and non-assessable. Our ordinary shares are issued in registered form and are issued when registered in our register of members. We may not issue shares to bearer. Our shareholders who are non-residents of the Cayman Islands may freely hold, transfer and vote their ordinary shares. The ordinary shares are entitled to participate in our profits and assets.

Holders of our Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. Except for voting and conversion rights, the Class A ordinary shares and Class B ordinary shares carry equal rights and rank pari passu with one another, including the rights to dividends and other capital distributions.

Only our Class A ordinary shares are registered under Section 12 of the Securities Exchange Act of 1934, as amended.

Dividends

Holders of outstanding ordinary shares are entitled to receive dividends out of funds legally available therefor, if our board of directors, in its discretion, determines to declare and pay dividends and only then at the times and in the amounts that our board of directors may determine.

In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Dividends may be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits which our directors determine is no longer needed. Our board of directors may also declare and pay dividends out of the share premium account or any other fund or account that can be authorized for this purpose in accordance with the Companies Act. However, in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. Holders of our ordinary shares will be entitled to such dividends as may be declared by our board of directors and participate pro rata in dividends, if declared. Subject to the Companies Act, our directors may declare dividends in any currency to be paid to our shareholders.

Conversion

Each Class B ordinary share is convertible into one Class A ordinary share at any time at the option of the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any sale, transfer, assignment or disposition of Class B ordinary shares by a holder thereof to any person or entity that is not an affiliate (as defined in our memorandum and articles of association) of such holder, or upon a change of control of the ultimate beneficial ownership of any Class B ordinary shares to any person or entity who is not an affiliate of the registered holder of such Class B ordinary shares, such Class B ordinary shares will be automatically and immediately converted into an equal number of Class A ordinary shares.

Under an undertaking letter dated July 6, 2022, Mr. Larry Lei Wu, or the Founder, together with Ji Xiang Hu Tong Holdings Limited and TALENT BOOM GROUP LIMITED, or collectively, the Founder Holders, have undertaken to our company that: for a period of five years after the closing of our initial public offering, (i) without the prior written consent of our board of directors and at least a majority of the independent directors, the Founder Holders will not agree to, approve, support, vote (in favor of or against), or otherwise cause our company to agree to, enter into or consummate, a privatization transaction, unless the consideration per Class A ordinary share payable to shareholders of the Class A ordinary shares in connection with such privatization transaction is at least equal to the price per Class A ordinary share initially offered to the public in our initial public offering (subject to appropriate adjustment in the event of any share dividend, share subdivision, consolidation or other similar recapitalization with respect to the Class A ordinary shares), provided, for greater clarity, if the Founder is serving on the board, the Founder may vote in favor of, against, or abstain from voting on, a privatization transaction in the capacity of a director, and if such privatization transaction is approved by the board and at least a majority of the independent directors, the Founder Holders as shareholders may vote in favor of, against, or abstain from voting on, the privatization transaction; and (ii) upon the first to occur of: (a) the Founder being permanently unable to engage in the business affairs of our company as a result of incapacity solely due to his physical and/or mental condition (which, for the avoidance of doubt, does not include any confinement against his will) or (b) the Founder’s primary business occupation no longer being either a director or an employee of our company, the Founder Holders shall cause, at such time, such Class B ordinary shares held by the Founder Holders to be converted into an equal number of Class A ordinary shares in accordance with our amended and restated memorandum and articles of association.

In addition, for a period of five years after the closing of our initial public offering, each Founder Holder agrees, prior to effectuating an indirect or direct transfer of any Class B ordinary shares, to cause any such proposed transferee of the Class B ordinary shares to execute and deliver to our company a counterpart signature to the undertaking letter confirming that such transferee shall be bound by all of the terms and conditions of the undertaking letter as a Founder Holder. Each Founder Holder may enter into a bona fide transaction with any third-party pledgee that is not an affiliate of such Founder Holder with the Class B ordinary shares as collateral (whether through any pledge, charge, encumbrance or other lien) to secure obligations pursuant to lending or other arrangements between such third party and the Founder Holder without complying with the undertaking letter until the rights to such collateral are enforced to the extent the Class B ordinary shares are not converted to Class A ordinary shares.

A “privatization transaction” means any of the following: (a) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Founder Holders or us and our wholly-owned subsidiaries, becomes the direct or indirect beneficial owner, of more than 50% of the voting power of our shares; (b) the consummation of (i) any recapitalization, reclassification or change of our Class A ordinary shares (other than changes resulting from a subdivision or consolidation) as a result of which our Class A ordinary shares would be converted into, or exchanged for, stock, other securities, other property or assets; (ii) any share exchange, consolidation or merger to which we are a party pursuant to which our Class A ordinary shares will be converted into cash, securities or other property or assets; or (iii) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of our consolidated assets to any person or entity other than one of our wholly-owned subsidiaries; (c) our shareholders approve any plan or proposal for our liquidation or dissolution; or (d) our Class A ordinary shares cease to be listed or quoted on any of The New York Stock Exchange, The Nasdaq Global Select Market, The Nasdaq Global Market or The Nasdaq Capital Market (each, a “permitted exchange”), provided, that a transaction or transactions described in (a) or (b) above shall not constitute a privatization transaction if at least 90% of the consideration received or to be received by the holders of our Class A ordinary shares, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ statutory appraisal rights, in connection with such transaction or transactions consists of ordinary or common shares or other common equity that are listed or quoted on a permitted exchange or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions.

Voting Rights

Each shareholder is entitled to one vote for each Class A ordinary share and ten votes for each Class B ordinary share of which he or she is the holder, voting together as a single class, on all matters that require a shareholders’ vote. At any general meeting a resolution put to the vote at the meeting shall be decided on a show of hands, unless a poll is (before or on the declaration of the result of the show of hands) demanded by the chairman of the meeting or any shareholder present in person or by proxy.

No shareholder shall be entitled to vote or be reckoned in a quorum, in respect of any share, unless such shareholder is duly registered as our shareholder on the record date for such meeting and all calls or installments due by such shareholder to us have been paid.

An ordinary resolution to be passed at a general meeting requires the affirmative vote of a simple majority of the votes which are cast by those shareholders who attend and vote at the meeting, while a special resolution requires the affirmative vote of no less than two-thirds of votes which are cast by those shareholders who attend and vote at the meeting. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all the shareholders of our company, as permitted by the Companies Act and our memorandum and articles of association. Under the Companies Act, a special resolution is required for certain important matters, including changing our company’s name, and making any amendments to our memorandum and articles of association.

Cumulative Voting

There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our memorandum and articles of association do not provide for cumulative voting.

Transfer of Ordinary Shares

Subject to any applicable restrictions set forth in our memorandum and articles of association, any of our shareholders may transfer all or any of his or her shares by an instrument of transfer in any usual or common form or in any other form that our directors may approve.

Our directors may, in their absolute discretion, decline to register any transfer of any share which is not paid up or on which we have a lien. Our directors may also decline to register any transfer of any share unless:

•the instrument of transfer is lodged with us and is accompanied by the certificate for the shares to which it relates and such other evidence as our directors may reasonably require to show the right of the transferor to make the transfer;

•the instrument of transfer is in respect of only one class of share;

•the instrument of transfer is properly stamped (in circumstances where stamping is required); and

•a fee of such maximum sum as the Nasdaq Global Market may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within three calendar months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

Liquidation

Subject to any future shares which are issued with specific rights, (i) if we are wound up and the assets available for distribution among our shareholders are more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed among those shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise and (ii) if we are wound up and the assets available for distribution among our shareholders are insufficient to repay the whole of the share capital, those assets shall be distributed so that, as nearly as may be, the losses shall be borne by the shareholders in proportion to the par value of the shares held by them.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

Subject to our memorandum and articles of association and to the terms of allotment, our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 calendar days prior to the specified time of payment. The ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Variations of Rights of Shares

If at any time, our share capital is divided into different classes of shares, all or any of the rights attached to any class of shares may, subject to any rights or restrictions for the time being attached to any class, only be varied with the consent in writing of the holders of 80 percent of the issued shares of that class, or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class. Consequently, the rights of any class of shares cannot be detrimentally altered without approval of at least two-thirds of the votes cast at a separate meeting of the holders of the shares in that class.

The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu or subordinate with such existing class of shares, or the redemption or purchase of any shares of any class by our company. The rights of the holders of shares shall not be deemed to be varied by the creation or issue of shares with preferred or other rights including, without limitation, the creation of shares with enhanced or weighted voting rights.

Redemption of Shares, Repurchase and Surrender of Ordinary Shares

We are empowered by the Companies Act and our memorandum and articles of association to purchase our own shares, subject to certain restrictions. We may issue shares that are subject to redemption, at our option or at the option of the holders, and the redemption of shares shall be effected in such manner and upon such terms as may be determined, before the issue of such shares, by our board of directors.

We may also repurchase any of our shares on such terms and in such manner as have been approved by our board of directors or are otherwise authorized by our memorandum and articles of association.

Under the Companies Act, the redemption or repurchase of any share may be paid out of the company’s profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if the company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act, no such share may be redeemed or repurchased (i) unless it is fully paid up, (ii) if such redemption or repurchase would result in there being no shares issued and outstanding, or (iii) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Pre-emptive Right

Holders of our ordinary shares do not have preemptive rights.

Limitation or Qualifications

There are no provisions in our memorandum and articles of association governing the rights evidenced by, or amounts payable with respect to, the shares to be registered are, or may be, materially limited or qualified by the rights of any other authorized class of securities.

Sinking Fund Provisions

There are no provisions in our memorandum and articles of association governing sinking fund.

Anti-Takeover Provisions

Provisions in our memorandum and articles of association

Some provisions of our memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that (i) authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders, (ii) limit the ability of shareholders to requisition and convene general meetings of shareholders and (iii) provide for a dual class share capital structure, which provides our founder, chairman and chief executive officer with the ability to control the outcome of matters requiring shareholder approval, including significant corporate transactions.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Companies Act

Mergers and Similar Arrangements

The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (i) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (ii) a “consolidation” means the combination of two or more constituent companies into a combined company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company.

In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (i) a special resolution of the shareholders of each constituent company, and (ii) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a declaration as to the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provided that the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by (a) three-fourths in value of shareholders, or (b) a majority in number representing three-fourths in value of creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the Grand Court can be expected to approve the arrangement if it determines that:

•the statutory provisions as to the required vote have been met;

•the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissenting minority shareholders upon a tender offer. When a tender offer is made and accepted by holders of 90.0% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction by way of scheme of arrangement are thus approved and sanctioned, or if a tender offer is made and accepted, in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, providing rights to receive payment in cash for the judicially determined value of the shares.

Certain Provisions of Our Articles of Associations and the Companies Act

Issuance of Additional Shares

Our issuance of additional shares does not require the approvals from our shareholders. Our memorandum and articles of association authorize our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Our memorandum and articles of association also authorize our board of directors to establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series, including:

•the designation of the series;

•the number of shares of the series;

•the dividend rights, dividend rates, conversion rights, voting rights; and

•the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preference shares without action by our shareholders to the extent of available authorized but unissued shares. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Alteration of Capital

We may from time to time by ordinary resolution in accordance with the Companies Act:

•increase our capital by such sum, to be divided into shares of such classes and amounts, as the resolution shall prescribe;

•consolidate and divide all or any of our share capital into shares of larger amounts than our existing shares;

•cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled; and

•sub-divide our shares or any of them into shares of smaller amount than is fixed by our memorandum of association, provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived.

We may, by special resolution, subject to any confirmation or consent required by the Companies Act, reduce our share capital or any capital redemption reserve in any manner authorized by law.

General Meetings of Shareholders

As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our memorandum and articles of association provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case we shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors. Each general meeting, other than an annual general meeting, shall be an extraordinary general meeting.

Shareholders’ meetings may be convened by our board of directors (acting by a resolution of the board). Advance notice of at least ten calendar days is required for the convening of our annual general meeting and any other general meeting of our shareholders.

A quorum required for a meeting of shareholders consists of at least one shareholder present in person or by proxy, or, if a corporation or other non-natural person, by its duly authorized representative, holding shares which carry in aggregate not less than one-third of all votes attaching to all shares in issue and entitled to vote at the meeting, except that for a meeting of a class of shareholders convened to sanction a variation of the rights of that class of shares (as referred to in in the section Variations of Rights of Shares above), the necessary quorum shall be one or more persons holding or representing by proxy at least half of the issued shares of the relevant class.

Shareholder Proposals

The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our memorandum and articles of association provide that upon the requisition of any one or more of our shareholders who together hold shares which carry in aggregate not less than 10 percent of all votes attaching to the issued and outstanding shares of our company that as at the date of the deposit carry the right to vote at general meetings, our board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. However, our memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

Shareholder Action by Written Consent

Cayman Islands law and our memorandum and articles of association provide that shareholders may approve corporate matters and adopt both ordinary resolutions and special resolutions by way of unanimous written resolutions signed by all of the shareholders of our company who would have been entitled to vote on such matter at a general meeting, without a meeting being held.

Transactions with Interested Shareholders

Cayman Islands law does not regulate transactions between a company and its significant shareholders. However, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper purpose and not with the effect of constituting a fraud on the minority shareholders.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of our company to challenge actions where:

•a company acts or proposes to act illegally or ultra vires;

•the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

•those who control our company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as providing indemnification against civil fraud or the consequences of committing a crime.

Our memorandum and articles of association provide that each of our directors shall be indemnified against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such director, other than by reason of such director’s own dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including any costs, expenses, losses or liabilities incurred by such director in defending (whether successfully or otherwise) any civil proceedings concerning our company or our affairs in any court whether in the Cayman Islands or elsewhere.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he or she owes the following duties to the company:

•a duty to act in good faith in the best interests of the company,

•a duty not to make a personal profit based on his or her position as director (unless the company permits him or her to do so),

•a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party, and

•a duty to exercise powers for the purpose for which such powers were intended.

A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Removal of Directors

Under our memorandum and articles of association, directors may be removed with or without cause, by an ordinary resolution of our shareholders. A director will also cease to be a director if, among other things, he or she (i) becomes bankrupt or makes any arrangement or composition with his or her creditors; (ii) dies or is found to be or becomes of unsound mind; (iii) resigns his or her office by notice in writing; (iv) without special leave of absence from our board of directors, is absent from three consecutive meetings of the board and the board resolves that his or her office be vacated, or (v) is removed from office pursuant to any other provision of our articles of association.

Dissolution; Winding Up

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Amendment of Governing Documents

Under Cayman Islands law, our memorandum and articles of association may only be amended by a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders

There are no limitations imposed by our seventh amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares.

In addition, there are no provisions in our memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Inspection of Books and Records

Holders of our ordinary shares have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records (other than our memorandum and articles of association, our register of mortgages and charge, and any special resolution passed by our shareholders). However, we will provide our shareholders with annual audited financial statements.

Register of Members

Under the Companies Act, we must keep a register of members and there should be entered therein:

•the names and addresses of our members, and a statement of the shares held by each member (including confirmation of (i) the amount paid or agreed to be considered as paid on the shares of each member, (ii) the number and category of shares held by each member, and (iii) whether each relevant category of shares held by each member carries voting rights under the articles of association of the company and if so, whether such voting rights are conditional);

•the date on which the name of any person was entered on the register as a member; and

•the date on which any person ceased to be a member.

Under the Companies Act, the register of members is prima facie evidence of the registered holder or member of shares of a company. Therefore, a person becomes a registered holder or member of shares of the company only upon entry being made in the register of members. A member registered in the register of members is deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members.

If the name of any person is incorrectly entered in or omitted from our register of members or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a member of our company, the person or member aggrieved (or any member of our company or our company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified. The Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Exempted Company

We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

•does not have to file an annual return of its shareholders with the Registrar of Companies;

•is not required to open its register of members for inspection;

•does not have to hold an annual general meeting;

•may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 30 years in the first instance);

•may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•may register as a limited duration company; and

•may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as those involving fraud, the establishment of an agency relationship or an illegal or improper purpose, or other circumstances in which a court may be prepared to pierce or lift the corporate veil).